Item 77C

Scudder Cash Reserves Fund, a series of SCUDDER PORTFOLIOS

The Proxy Statement on Schedule 14A for Scudder Cash Reserves Fund, a series of Scudder Portfolios (File No. 811-3440), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.